Exhibit 10.1

THIRD LOAN MODIFICATION AGREEMENT

This Third Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of December 28, 2020, by and between SILICON VALLEY BANK, a California corporation, with a loan production office located at 275 Grove Street, Suite 2-200, Newton, Massachusetts 02466 (“Bank”), and BRIGHTCOVE INC., a Delaware corporation with its principal place of business located at 290 Congress Street, Boston, Massachusetts 02210 (“Borrower”).

1.    DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of December 14, 2018, evidenced by, among other documents, a certain Second Amended and Restated Loan and Security Agreement dated as of December 14, 2018, between Borrower and Bank, as amended by a certain First Loan Modification Agreement dated as of March 29, 2019, and as further amended by a certain Second Loan Modification Agreement dated as of July 29, 2019 (as has been and as may be further amended, modified, restated, replaced or supplemented from time to time, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2.    DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by, among other property, the Collateral as defined in the Loan Agreement (together with any other collateral security granted to Bank, as amended, the “Security Documents”). Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3.    DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

1

Borrower hereby acknowledges and agrees that Borrower will deliver to Bank, on or before the date that is thirty (30) days from the date of this Loan Modification Agreement, in form and substance satisfactory to Bank: (a) a certificate on the Acord 25 form with respect to Borrower’s general liability insurance policy; (b) a certificate on the Acord 28 form with respect to Borrower’s property insurance policy; and (c) an endorsement to Borrower’s property insurance policy that names Bank as the sole loss payee with respect to each of Borrower’s locations. Borrower acknowledges and agrees that the failure of Borrower to satisfy the requirements set forth in the immediately preceding sentence shall result in an immediate Event of Default under the Loan Agreement for which there shall be no grace or cure period.

2	The Loan Agreement shall be amended by deleting the following text, appearing in Section 3.6 thereof:

“    (b) Inability to Determine Applicable Interest Rate. In the event that Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Advance, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Advance on the basis provided for in the definition of LIBOR, Bank shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower of such determination, whereupon (i) no Advances may be made as, or converted to, LIBOR Advances until such time as Bank notifies Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to LIBOR Advances in respect of which such determination was made shall be deemed to be rescinded by Borrower.”

and inserting in lieu thereof the following:

“    (b) Inability to Determine Applicable Interest Rate.

(i)     In the event that Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Advance, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Advance on the basis provided for in the definition of LIBOR, Bank shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower of such determination, whereupon (A) no Advances may be made as, or converted to, LIBOR Advances until such time as Bank notifies Borrower that the circumstances giving rise to such notice no longer exist, and (B) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to LIBOR Advances in respect of which such determination was made shall be deemed to be Prime Rate Advances unless such Notice of Borrowing or Notice of Conversion/Continuation shall be rescinded by Borrower in writing within one (1) Business Day of Bank’s giving of notice of its inability to determine the applicable interest rate for LIBOR Advances pursuant to this Section 3.6(b)(i).

(ii)    If at any time Bank determines (which determination shall be conclusive absent manifest error) that (A) the circumstances set forth in Section 3.6(b)(i) have arisen and such circumstances are unlikely to be temporary; or (B) the circumstances set forth in Section 3.6(b)(i) have not arisen but the supervisor for the administrator of the LIBOR reporting system or a Governmental Authority having jurisdiction over Bank has made a public statement announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, or that LIBOR is no longer representative, then Bank shall determine an alternate rate of interest to LIBOR and a spread adjustment mechanism that gives due consideration to (1) any selection or recommendation of a replacement rate or the mechanism for determining such a rate or spread adjustment mechanism by the Federal Reserve Board of Governors and/or a committee officially endorsed or convened by the Federal Reserve Board of Governors, or any successor thereto and/or (2) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for similarly situated loans in the United States at such time, and Bank shall amend this Agreement to reflect such alternate rate of interest, such spread adjustment, and such other related changes to this Agreement as may be applicable; provided that if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Bank shall provide Borrower with notice of such amendment. Notwithstanding anything to the contrary in Section 12.7, such amendment shall become effective at 5:00 p.m. Pacific time on the tenth (10th) Business Day after Bank has provided such amendment to Borrower without any further action or consent of Borrower, so long as Bank has not received, by such time, written notice of objection to such amendment from Borrower. In the event that Borrower objects to such amendment, Bank and Borrower shall endeavor to agree on an alternate rate of interest that is mutually acceptable. Until an alternate rate of interest shall be determined in accordance with this Section 3.6(b)(ii) (but in the case of the circumstances described in clause (2) of the first sentence of this Section 3.6(b)(ii), only to the extent that LIBOR for such Interest Period is not available or published at such time on a current basis), (x) any LIBOR Advances requested to be made shall be made as Prime Rate Advances, and (y) any outstanding LIBOR Advances shall be converted, on the last day of the then-current Interest Period, to Prime Rate Advances.”

3	The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.6(a) thereof:

“To permit Bank to monitor Borrower’s financial performance and condition, Borrower shall maintain Borrower’s primary domestic depository and operating accounts and securities/investment accounts with Bank and Bank’s Affiliates such that all such domestic accounts of Borrower shall contain at least the lesser of (i) Fifteen Million Dollars ($15,000,000.00) and (ii) eighty percent (80.0%) of the Dollar value of all of Borrower’s domestic accounts at all financial institutions (provided, however, Borrower shall have five (5) days from the date such level is not attained in order to be in compliance with this subsection (a)).”

and inserting in lieu thereof the following:

“To permit Bank to monitor Borrower’s financial performance and condition, Borrower shall maintain Borrower’s primary domestic depository and operating accounts and excess cash with Bank and Bank’s Affiliates such that all such domestic accounts of Borrower shall contain at least the lesser of (i) Fifteen Million Dollars ($15,000,000.00) and (ii) eighty percent (80.0%) of the Dollar value of all of Borrower’s domestic accounts at all financial institutions (provided, however, Borrower shall have five (5) days from the date such level is not attained in order to be in compliance with this subsection (a)).”

4	The Loan Agreement shall be amended by deleting the following text, appearing in the definition of “Permitted Investments” in Section 13.1 thereof:

“    (e) Investments in (i) Brightcove UK Ltd, Borrower’s Subsidiary organized under the laws of England and Wales, for the ordinary and necessary current operating expenses of such Subsidiary in an aggregate amount not to exceed Nine Million Five Hundred Thousand Sterling (£9,500,000.00) per calendar year, (ii) Brightcove Australia Pty Ltd, Borrower’s Subsidiary organized under the laws of Australia, for the ordinary and necessary current operating expenses of such Subsidiary in an aggregate amount not to exceed Two Million Five Hundred Thousand Australian Dollars (AU$2,500,000.00) per calendar year, (iii) Brightcove Singapore Pte. Ltd., Borrower’s Subsidiary organized under the laws of Singapore, for the ordinary and necessary current operating expenses of such Subsidiary in an aggregate amount not to exceed Three Million Singapore Dollars (S$3,000,000.00) per calendar year, (iv) Brightcove Korea, Borrower’s Subsidiary organized under the laws of South Korea, for the ordinary and necessary current operating expenses of such Subsidiary in an aggregate amount not to exceed One Million South Korean Won (~~W~~1,000,000.00) per calendar year, (v) Brightcove S. De R.L. de C.V., Borrower’s Subsidiary organized under the laws of Mexico, for the ordinary and necessary current operating expenses of such Subsidiary, in an aggregate amount not to exceed Five Million Dollars ($5,000,000.00) per calendar year, (vi) TV App

Agency Unipessoal, Lda. (Zona Franca da Madeira), Borrower’s Subsidiary organized under the laws of Portugal, for the ordinary and necessary current operating expenses of such Subsidiary, in an aggregate amount not to exceed Two Million Dollars ($2,000,000.00) per calendar year and (vii) foreign Subsidiaries, other than Brightcove S. De R.L. de C.V., formed after the Effective Date, for the ordinary and necessary current operating expenses of such foreign Subsidiaries in an aggregate amount (for all such Investments in all such Subsidiaries) not to exceed One Million Dollars ($1,000,000.00) per calendar year.”

and inserting in lieu thereof the following:

“    (e) Investments in (i) Brightcove UK Ltd, Borrower’s Subsidiary organized under the laws of England and Wales, for the ordinary and necessary current operating expenses of such Subsidiary in an aggregate amount not to exceed Ten Million Five Hundred Thousand Sterling (£10,500,000.00) per calendar year, (ii) Brightcove Australia Pty Ltd, Borrower’s Subsidiary organized under the laws of Australia, for the ordinary and necessary current operating expenses of such Subsidiary in an aggregate amount not to exceed Four Million Five Hundred Thousand Australian Dollars (AU$4,500,000.00) per calendar year, (iii) Brightcove Singapore Pte. Ltd., Borrower’s Subsidiary organized under the laws of Singapore, for the ordinary and necessary current operating expenses of such Subsidiary in an aggregate amount not to exceed Three Million Five Hundred Thousand Singapore Dollars (S$3,500,000.00) per calendar year, (iv) Brightcove Korea, Borrower’s Subsidiary organized under the laws of South Korea, for the ordinary and necessary current operating expenses of such Subsidiary in an aggregate amount not to exceed One Million South Korean Won (~~W~~1,000,000.00) per calendar year, (v) Brightcove S. De R.L. de C.V., Borrower’s Subsidiary organized under the laws of Mexico, for the ordinary and necessary current operating expenses of such Subsidiary, in an aggregate amount not to exceed Eight Million Dollars ($8,000,000.00) per calendar year, (vi) TV App Agency Unipessoal, Lda. (Zona Franca da Madeira), Borrower’s Subsidiary organized under the laws of Portugal, for the ordinary and necessary current operating expenses of such Subsidiary, in an aggregate amount not to exceed Two Million Dollars ($2,000,000.00) per calendar year, (vii) Brightcove India Private Limited, Borrower’s Subsidiary organized under the laws of India, for the ordinary and necessary current operating expenses of such Subsidiary in an aggregate amount not to exceed Two Million Dollars ($2,000,000.00) per calendar year and (viii) Foreign Subsidiaries formed after December 28, 2020, for the ordinary and necessary current operating expenses of such Foreign Subsidiaries in an aggregate amount (for all such Investments in all such Foreign Subsidiaries) not to exceed One Million Dollars ($1,000,000.00) per calendar year.”

5	The Loan Agreement shall be amended by inserting the following new definition, appearing alphabetically in Section 13.1 thereof:

“    “Foreign Subsidiary” means any Subsidiary which is not a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.”

6	The Loan Agreement shall be amended by deleting the following definition, appearing in Section 13.1 thereof:

“    “Revolving Line Maturity Date” is three (3) years from the Effective Date.”

and inserting in lieu thereof the following:

“    “Revolving Line Maturity Date” is December 28, 2023.”

4.    FEES AND EXPENSES. Borrower shall pay to Bank a modification fee equal to Fifty Thousand Dollars ($50,000.00), which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof. Borrower shall reimburse Bank for all reasonable legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5.    PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of December 28, 2020 delivered by Borrower to Bank, and acknowledges, confirms and agrees that the disclosures and information Borrower provided to Bank in such Perfection Certificate have not changed, as of the date hereof. Borrower acknowledges and agrees that all references in the Loan Agreement to the “Perfection Certificate” shall mean and include the Perfection Certificate as described herein.

6.    CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

7.    RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

8.    RELEASE BY BORROWER.

A.

FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Bank and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Loan Modification Agreement (collectively “Released Claims”). Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.

B.	In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” (Emphasis added.)

C.

By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected;

accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

D.

This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Bank to enter into this Loan Modification Agreement, and that Bank would not have done so but for Bank’s expectation that such release is valid and enforceable in all events.

E.	Borrower hereby represents and warrants to Bank, and Bank is relying thereon, as follows:

1

Except as expressly stated in this Loan Modification Agreement, neither Bank nor any agent, employee or representative of Bank has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Loan Modification Agreement.

2	Borrower has made such investigation of the facts pertaining to this Loan Modification Agreement and all of the matters appertaining thereto, as it deems necessary.

3	The terms of this Loan Modification Agreement are contractual and not a mere recital.

4

This Loan Modification Agreement has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Loan Modification Agreement is signed freely, and without duress, by Borrower.

5

Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Bank, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

9.    CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

10.    COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

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IN WITNESS WHEREOF, the parties hereto have caused this Loan Modification Agreement to be executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER: BRIGHTCOVE INC.		BANK: SILICON VALLEY BANK

By:	/s/ Robert Noreck	By:	/s/ Frank Groccia
Name:	Robert Noreck	Name:	Frank Groccia
Title:	Chief Financial Officer, Treasurer	Title:	Director